NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2890 Fax	231-755-4144 Fax

Release date: 25 April 2006

LADISH REPORTS NET INCOME OF $7.632 MILLION FOR 1ST QUARTER 2006

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2006 first quarter sales of $95.0 million in comparison to $65.1 million of sales in the first quarter of 2005. The Company reported net income of $7.632 million, resulting in diluted earnings per share of $0.54 for the first quarter of 2006, versus a net income of $2.658 million or $0.19 per share, in the same period of 2005.

Ladish will host a conference call on Thursday, April 27, 2006 at 2:00 p.m. EDT to discuss the first quarter performance for 2006. The telephone number to call to participate in the conference call is (888) 695-0608.

	For the Three Months Ended March 31
(Dollars in thousands, except per share data)
	2006	2005
Net sales	$95,006	$65,094
Cost of goods sold	77,638	57,831

Gross profit	17,368	7,263
SG&A expense	4,304	2,584

Operating income	13,064	4,679
Interest expense & other	(793)	(461)

Pretax income	12,271	4,218
Income tax provision	4,540	1,560
Minority interest in net earnings of subsidiary	99	--

Net income	$7,632	$2,658
Basic earnings per share	$0.54	$0.19
Basic weighted average shares outstanding	14,015,088	13,676,585
Diluted earnings per share	$0.54	$0.19
Diluted weighted average shares outstanding	14,150,903	13,828,728

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NEWS

(Dollars in thousands)	March 31 2006	December 31 2005
Cash	$760	$14,494
Accounts receivable	74,455	51,497
Inventory	90,655	78,151
Net PP&E	103,559	99,425
Other	47,706	52,462
Total assets	$317,135	$296,029

Accounts payable	$46,029	$41,665
Accrued liabilities	12,751	10,213
Senior bank debt	33,900	27,000
Senior notes	18,000	18,000
Notes payable	1,912	--
Pensions	44,370	46,203
Postretirement benefits	35,145	35,479
Stockholders' equity	125,028	117,469
Total liabilities & equity	$317,135	$296,029

“The 46% sales increase in the first three months of 2006 compared to the first quarter of 2005 is due to the continued improvement of the jet engine and aerospace industries, a full quarter of ZKM sales and the overall strengthening of the economy,” says Kerry L. Woody, Ladish’s President and CEO. “Due to increased sales volumes, higher prices for by-products and better cost absorption from incremental sales growth along with cost reductions, the Company’s operations improved in the first quarter of 2006 as gross margins were 18.3% in contrast to 11.2% in the first quarter of 2005. All of our operating units contributed to the improvement in first quarter 2006 results and were ahead of expectations.”

Looking forward to the remainder of 2006, Woody remarked, “Under the current conditions we see the sales opportunity continuing to improve this year and we expect a more balanced product mix going forward, although we expect a decline in missile and rocket component sales from the 2005 level. We had a backlog of $502 million at the end of the first quarter of 2006 in contrast to $332 million at the end of the same period in 2005. The recovery of our industry is clearly under way and we expect it to continue. As our markets expand, our priority will be on responding to our customers’ requirements while simultaneously working to improve our internal operating efficiencies, assuring availability of critical raw materials and managing the growth of our working capital.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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